Exhibit C

AGREEMENT

THIS AGREEMENT, made and entered into this 30th day of September, 2006, by and among the following parties:

1. DODGE & COX FUNDS (consisting of four separate series DODGE & COX STOCK FUND, DODGE & COX INTERNATIONAL STOCK FUND, DODGE & COX BALANCED FUND, and DODGE & COX INCOME FUND); and

2. DODGE & COX (a California Corporation), and DODGE & COX PROFIT SHARING PLAN AND TRUST (an employee retirement plan organized as a California trust), both parties collectively referred to herein as DODGE & COX,

W I T N E S S E T H:

WHEREAS, the parties intend to be jointly insured pursuant to an “Investment Company Blanket Bond” issued by ICI Mutual Insurance Company in the amount of $40,000,000 (“Liability Limit”), effective on September 30, 2006, said bond being referred to herein as the “Bond”; and

WHEREAS, the parties desire to fix their respective rights to recover under the Bond in the event of a joint, combined or concurrent loss;

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. In the event the parties sustain a joint, combined or concurrent loss which equals or exceeds the Liability Limit, DODGE & COX STOCK FUND is entitled to recover 16.25% ($6,500,000) of the Liability Limit, DODGE & COX INTERNATIONAL STOCK FUND is entitled to recover 16.25% ($6,500,000) of the Liability Limit, DODGE & COX BALANCED FUND is entitled to recover 16.25% ($6,500,000) of the Liability Limit, DODGE & COX INCOME FUND is entitled to recover 16.25% ($6,500,000) of the Liability Limit, and DODGE & COX shall be entitled to recover 35.00% ($14,000,000) of the Liability Limit. If the total loss of any party shall be less than its percentage interest in the Liability Limit, the other parties shall be entitled to recover so much of the remaining Liability Limit as the ratio of their percentage interests in the Liability Limit bears to their aggregate percentage interests. If the total loss of any four parties shall be less than the combined ratio of their percentage interests in the Liability Limit, then the fifth party shall be entitled to recover all of the remaining Liability Limit. In no event shall DODGE & COX STOCK FUND, DODGE & COX INTERNATIONAL STOCK FUND, DODGE & COX BALANCED FUND, and DODGE & COX INCOME FUND recover less than the minimum coverage under Rule 17g-1 of the Investment Company Act of 1940.

2. DODGE & COX as the first name insured under the Bond shall make, adjust and receive and enforce payment of all claims of itself, DODGE & COX STOCK FUND, DODGE & COX INTERNATIONAL STOCK FUND, DODGE & COX BALANCED FUND, and DODGE & COX INCOME FUND covered by the Bond in such manner as to allocate the Liability Limit in accordance with this Agreement.

3. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4. Effective September 30, 2006, the Agreement constitutes the sole agreement among the parties hereto concerning the matter set forth herein and supersedes all prior written or oral understanding.

5. All modifications to the Agreement must be in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed the agreement as of the date first above written.

DODGE & COX		DODGE & COX FUNDS

By	/s/ Thomas M. Mistele	By	/s/ Harry R. Hagey
	Thomas M. Mistele, Chief Operating Officer		Harry R. Hagey, Chairman